UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant                                                                                                            [X]

Filed by a Party other than the Registrant                                                                            [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[ ]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
§240.14a-12

Peoples Bancorp of North Carolina, Inc.

___________________________________

(Name of Registrant as Specified In Its Charter)

____________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]		No fee required.

[ ]		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[ ]		Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PEOPLES BANCORP
OF NORTH CAROLINA, INC.

Notice of 2009 Annual Meeting,
Proxy Statement and
Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

Table of Contents

Page
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS .....................................................................................................................................................................................................
ii
PROXY STATEMENT ...	1
Security Ownership Of Certain Beneficial Owners and Management .......................................................................................................................................................................................	4
Section 16(a) Beneficial Ownership Reporting Compliance ...	8
Proposal 1 - Election of Directors ...	8
Our Board of Directors and Its Committees ...	9
Executive Committee ...	10
Governance Committee ...	10
Audit Committee ...	10
Report of Audit Committee ...	11
Implications of Participation in the Troubled Asset Purchase Relief Capital Purchase Program on Executive Compensation Arrangements ..................................................	13
Effect of the American Recovery and Reinvestment Act of 2009 ..........................................................................................................................................................................................	14
Compensation Committee Interlocks and Insider Participation ..............................................................................................................................................................................................	14
Compensation Committee Certification ...	15
Executive Compensation and Benefits ...	16
Director Compensation ...	16
Executive Officers ...	17
Management Compensation ...	18
Employment Agreements ...	21
Equity Compensation Plan Information ...	21
Omnibus Stock Ownership and Long Term Incentive Plan ..................................................................................................................................................................................................	22
Incentive Compensation Plans ...	23
Deferred Compensation Plan ...	26
Supplemental Retirement Plan ...	27
Discretionary Bonuses and Service Awards ...	27
Profit Sharing Plan and 401(k) Plan ...	27
Indebtedness of and Transactions with Management and Directors ..........................................................................................................................................................................	28
Performance Graph ...	29
Proposal 2 - Approval of the Company's 2009 Omnibus Stock Option and Long Term Incentive Plan ....................................................................................................................	30
Federal Income Tax Consequences ...	33
Proposal 3 - Advisory (Non-Binding) Proposal to Approve the Compensation of the Company's Named Executive Officers ...............................................................................	34
Proposal 4 - Ratification of Selection of Independent Auditor ..................................................................................................................................................................................................	34
Audit Fees ...	35
Audit Related Fees ...	35
Tax Fees ...	35
All Other Fees ...	35
Date for Receipt of Shareholder Proposals ...	35
Other Matters ...	36
Miscellaneous ...	36
Appendix A – Annual Report to Shareholders
Appendix B – Peoples Bancorp of North Carolina, Inc. 2009 Omnibus Stock Option and Long Term Incentive Plan

i

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Post Office Box 467
518 West C Street
Newton, North Carolina 28658-0467
(828) 464-5620

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 7, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the “Company”) will be held as follows:

Place:	Catawba Country Club
1154 Country Club Road
Newton, North Carolina

Date:	May 7, 2009

Time:	11:00 a.m., Eastern Time

The purposes of the Annual Meeting are to consider and vote upon the following matters:

•	To elect four persons who will serve as members of the Board of Directors until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	To approve a new Peoples Bancorp of North Carolina 2009 Omnimbus Stock Ownership and Long Term Incentive Plan;

•	To participate in an advisory (non-binding) vote to approve the compensation of the Company's executive officers, as disclosed in the Proxy Statement;

•	To ratify the appointment of Porter Keadle Moore, LLP (“PKM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.

The Board of Directors has established March 10, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting.  You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

                                                                                                                /s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
March __, 2009

ii

PEOPLES BANCORP OF NORTH CAROLINA, INC.

______________________________________

PROXY STATEMENT
______________________________________

Annual Meeting of Shareholders
To Be Held On May 7, 2009
_____________________________________

This Proxy Statement is being mailed to our shareholders on or about March 27, 2009 for solicitation of proxies by the Board of Directors of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.

In this Proxy Statement, the terms “we,” “us,” “our” and the “Company” refer to Peoples Bancorp of North Carolina, Inc.  The term “Bank” means Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary.  The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2009.   The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at
www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385$GKP=202713.
You may also access the above off-site website by going to www.peoplesbanknc.com and click on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board is requesting that you allow your common stock to be represented at the 2009 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 7, 2009 at 11 a.m., Eastern Time

Where will the Annual Meeting be held?	At the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina

What items will be voted on at the
Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect four directors to serve until the 2011 Annual Meeting of Shareholders;

	2.	APPROVAL OF THE 2009 OMNIBUS PLAN. To approve the new Peoples Bancorp of North Carolina, Inc. 2009 Omnibus Stock
Ownership and Long Term Incentive Plan (the "2009 Omnibus Plan");

	3.	PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the
Company's executive officers, as disclosed in the Proxy Statement.

	4.	RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of PKM as the Company's independent registered public accounting firm for fiscal year 2009; and

5.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 10, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  On the Record Date, there were 5,539,056 shares of our common stock outstanding and entitled to vote and 707 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.  For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.

We are not aware of any other matters to be brought before the Annual Meeting.  If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the Annual Meeting and voting in person.  You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices listed above.

How many votes can I cast?	You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
If a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The proposal to approve the Company’s 2009 Omnibus Plan and the advisory vote on the compensation of the Company's executive officers will be approved by the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2009 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director, approval of the 2009 Omnibus Plan, or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a "quorum" for the Annual Meeting?
A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting).  Your shares will be considered part of the quorum if you have voted by proxy.  Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2010 Annual Meeting due?
To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2010 Annual Meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 518 West C Street, Newton, North Carolina 28658 (or at P.O. Box 467, Newton, North Carolina 28658-0467) no later than December 4, 2009.  To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2010 Annual Meeting, but intended to be presented at that Annual Meeting, must be received by us at our principal executive offices listed above no later than February 17, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Securities and Exchange Act of 1934 (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of March 10, 2009, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Christine S. Abernethy P.O. Box 820 Newton, NC 28658	651,095 [3]	11.75%
Tontine Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	517,908	9.35%

[1]
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,539,056 shares of common stock outstanding as of the Record Date.

[3]
Carolina Glove Company, Inc. owns 107,604 shares of common stock.  These shares are included in the calculation of Ms. Abernethy’s total beneficial ownership interest.  Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc.  The business is operated by a family committee.  Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the Annual Meeting, or is a named executive officer ("NEO") of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

	Amount and
	Nature of	Percentage
	Beneficial	of
Name and Address	Ownership[1]	Class[2]

James S. Abernethy	171,414 [3]	3.03%
Post Office Box 327
Newton, NC 28658

Robert C. Abernethy	163,757 [4]	2.89%
Post Office Box 366
Newton, NC 28658

Joseph F. Beaman, Jr.	33,372 [5]	*
Post Office Box 467
Newton, NC 28658

William D. Cable, Sr.	31,005 [6]	*
Post Office Box 467
Newton, NC 28658

Douglas S. Howard	10,699 [7]	*
Post Office Box 587
Denver, NC 28037

A. Joseph Lampron	20,529 [8]	*
Post Office Box 467
Newton, NC 28658

John W. Lineberger, Jr.	1,252	*
Post Office Box 481
Lincolnton, NC 28092

Gary E. Matthews	13,519	*
210 First Avenue South
Conover, NC 28613

Billy L. Price, Jr., M.D.	2,627	*
540 11th Ave. Place NW
Hickory, NC 28601

Larry E. Robinson	47,371 [9]	*
Post Office Box 723
Newton, NC 28658

Lance A. Sellers	27,446 [10]	*
Post Office Box 467
Newton, NC 28658

William Gregory Terry	9,776 [11]	*
Post Office Box 395
Conover, NC 28613

Dan Ray Timmerman, Sr.	59,484 [12]	1.05%
Post Office Box 1148
Conover, NC 28613

Tony W. Wolfe	41,297 [13]	*
Post Office Box 467
Newton, NC 28658

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

Benjamin I. Zachary	77,152 14	1.36%
Post Office Box 277
Taylorsville, NC 28681

All current directors and nominees and	710,319 15,16	12.54%
executive officers as a group (15 people)

*Does not exceed one percent of the common stock outstanding.
______________________________________________
[1]
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,539,056 shares of common stock outstanding as of the Record Date and 126,175 stock options exercisable within 60 days with respect to the designated recipient(s).

[3]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

[4]	Includes 5,310 shares of common stock owned by Mr. R. Abernethy’s spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

[5]
Includes 26,764 shares of common stock in which Mr. Beaman has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[6]
Includes 20,444 shares of common stock in which Mr. Cable has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[7]
Includes 1,650 shares of common stock owned by Mr. Howard’s mother over which Mr. Howard holds a power of attorney.  Includes 825 shares of common stock owned by Howard Ventures, Inc.  Mr. Howard is Vice President of Howard Ventures, Inc.

[8]
Includes 18,400 shares of common stock in which Mr. Lampron has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[9]	Includes 6,835 shares of common stock owned by Mr. Robinson’s spouse, for which Mr. Robinson disclaims beneficial ownership.

[10]
Includes 21,455 shares of common stock in which Mr. Sellers has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[11]	Includes 1,650 shares of common stock owned by Drum Funeral Home, LLC. Mr. Terry is Executive Vice President of Drum Funeral Home, LLC.

[12]	Includes 2,722 shares of common stock owned by Timmerman Manufacturing, Inc. Mr. Timmerman is President and a Director of Timmerman Manufacturing, Inc.

[13]
Includes 39,112 shares of common stock in which Mr. Wolfe has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[14]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.

[15]	The 64,038 shares owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

[16]
Includes 126,175 shares of common stock in which the executive officers, as a group, have the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

Directors James S. Abernethy and Robert C. Abernethy are brothers and are sons of Christine S. Abernethy, who owns in excess of 10% of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2008, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at ten members.  Our current Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following table provides information about the four nominees for election to the Board of Directors for a term of two years (until 2011), as well as the six continuing directors.

Name	Age on December 31, 2008	Principal Occupation During Last Five Years	Director Since	Term Expires
Robert C. Abernethy	58	President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer); Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)	1976	2009
James S. Abernethy	54	Vice President, Carolina Glove Company, Inc. (glove manufacturer); President and Assistant Secretary, Midstate Contractors, Inc.(paving company); Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company	1992	2009
Larry E. Robinson	63	President and Chief Executive Officer, The Blue Ridge Distributing Company, Inc. (beer and wine distributor); Partner and Vice President, United Beverages of North Carolina, LLC (beer distributor)	1993	2009
William Gregory Terry	41	Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory	2004	2009
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following table gives information about our directors continuing in office.
Name	Age on December 31, 2008	Principal Occupation During Last Five Years	Director Since	Term Expires
John W. Lineberger, Jr.	58	President, Lincoln Bonded Warehouse Company (commercial warehousing facility)	2004	2010
Gary E. Matthews	53	President and Director, Matthews Construction Company, Inc.	2001	2010
Dan Ray Timmerman, Sr.	61	President/CEO, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)	1995	2010
Benjamin I. Zachary	52	President, Treasurer, General Manager and Director of Alexander Railroad Company	1995	2010
Douglas S. Howard	49	Vice President, Howard Ventures, Inc.; Secretary/Treasurer, Denver Equipment of Charlotte, Inc.	2004	2011
Billy L. Price, Jr., M.D.	52	Managing Partner and Practitioner of Internal Medicine, Catawba Valley Internal Medicine, PA	2004	2011

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board.  In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did our Board of Directors meet during 2008?

Our Board held 16 meetings during 2008.  All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2008, our Board had four standing committees, the Audit Committee, the Governance Committee, the Compensation Committee, and the Executive Committee.  The voting members of these Committees are appointed by the Board annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

                Executive Committee.  The Executive Committee performs duties as assigned by the full Board of Directors.  Actions taken by the Executive Committee must be approved by the full Board.  The Executive Committee consists of Directors R. Abernethy, J. Abernethy, Lineberger, Matthews and Howard, as well as Mr. Wolfe, the President and Chief Executive Officer of the Company.  It meets on an “as needed” basis and met one time during 2008.

Governance Committee.  The Governance Committee is comprised entirely of independent Directors, as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.  During fiscal year 2008 the following persons served on the Committee: Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry, and Timmerman.  The Governance Committee is responsible for developing and maintaining the corporate governance policy, as well as acting as the nominating committee for the Board.

The Governance Committee, serving as the nominating committee of the Board of Directors, interviews candidates for membership to the Board of Directors, recommends candidates to the full Board, slates candidates for Director and shareholder votes, and fills any vacancies on the Board of Directors which occur between shareholder meetings.  The Governance Committee’s identification of candidates for Director typically results from the business interactions of the members of the Governance Committee or from recommendations received by the committee from other Directors or from Company management. The Governance Committee currently has no written policy with regard to the consideration of director candidates recommended by security holders.  If a security holder recommends a director candidate to the Governance Committee, however, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a security holder should be made in writing, addressed to the attention of the Governance Committee at the Company’s corporate headquarters.  The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the security holder considers useful and appropriate for the Governance Committee’s consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate’s qualification to serve as a Director include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

The Governance Committee met one time during fiscal year 2008.

A copy of the Company’s Governance Committee Charter, which contains the Company’s and the Bank’s governance policies and nomination policies, is reviewed annually and amended as needed, by the Committee.  Shareholders may obtain a copy of the charter of the Governance Committee at no cost by requesting one from the Company’s Secretary at P.O. Box 467, Newton, North Carolina 28658-0467.

Audit Committee.  The Company has a separately designated standing audit committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Committee has a written charter which is reviewed annually, and amended as needed, by the Committee.  A copy of the Audit Committee Charter is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.  The Audit Committee consists of Directors R. Abernethy, Howard, Matthews, Price, Timmerman and Zachary.  The Board of Directors has determined that these members are independent as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.

The Board of Directors has determined that each member of the Audit Committee named above qualifies as an “audit committee financial expert” based on each of the member’s educational background and business experience.

The Audit Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the Securities and Exchange Commission.  The Audit Committee met nine times during the fiscal year ended December 31, 2008.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AV section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Robert C. Abernethy	Douglas S. Howard
Benjamin I. Zachary	Dan R. Timmerman, Sr.
Gary E. Matthews	Dr. Billy L. Price, Jr.

Compensation Committee.  The Company’s Compensation Committee is responsible for reviewing the Bank’s salary programs and recommendations to the Company’s and the Bank’s board of directors regarding compensation of the executive officers.  Upon recommendation from the Compensation Committee, the Company’s Board of Directors ultimately determines such compensation.  See the discussion under Compensation Discussion and Analysis for more information on the functions and activities of the Compensation Committee.

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence.  The members of the Compensation Committee in fiscal year 2008 were Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry and Timmerman.  The Compensation Committee is responsible for developing, implementing and maintaining the Company’s and the Bank’s compensation policies.  The Compensation Committee met seven times during the fiscal year ended December 31, 2008.

A copy of the Company’s Compensation Committee Charter, which contains the Company’s and the Bank’s compensation policies and nomination policies, is reviewed annually and amended as needed, by the Committee.  Shareholders may obtain a copy of the charter of the Compensation Committee at no cost by requesting one from the Company’s Secretary at P.O. Box 467, Newton, North Carolina 28658-0467.

The Committee engages a compensation consultant to help evaluate the Company’s compensation design, process and decisions.  Tony Wolfe, President and CEO of the Company and the Bank, makes recommendations to the Committee regarding the compensation of the executive officers.  Mr. Wolfe participates in the deliberations, but not in the decisions, of the Committee regarding compensation of executive officers other than himself.  He does not participate in the Committee’s discussion or decisions regarding his own compensation.

The overall objective of our compensation program is to align total compensation so that the individual executive believes it is fair and equitable and provides the highest perceived value to our shareholders and to that individual.  In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.

The Committee considers a number of factors specific to each executive’s role when determining the amount and mix of compensation to be paid.  These factors are:

•	Compensation of the comparable executives at comparable group firms;
•	Financial performance of the Company (especially on a “net operating” basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;

●	Composition of earnings;
•	Asset quality relative to the banking industry;
•	Responsiveness to the economic environment;
•	The Company’s achievement compared to its corporate, financial, strategic and operational objectives and business plans; and
•	Cumulative shareholder return.

The Company’s and the Bank’s compensation program consists of the following elements:

(i)
Base Salary.  The salaries of our NEOs are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.  Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance.  For example, we assess each officer’s success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

(ii)
Annual Cash Incentive Awards.  We believe that annual cash incentive awards encourage our NEOs to achieve short–term targets that are critical to achievement of our strategic plan.  The following officers are eligible to receive annual cash incentive awards under our Management Incentive Plan, which provides for cash awards to the following NEOs upon achievement of certain financial objectives:

•	Tony W. Wolfe, President and Chief Executive Officer
•	A. Joseph Lampron, Executive Vice President and Chief Financial Officer
•	Lance A. Sellers, Executive Vice President and Chief Credit Officer
•	William D. Cable, Sr., Executive Vice President and Chief Operating Officer
•	Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary

We seek to ensure that a significant portion of each executive officer’s total annual cash compensation is linked to the attainment of the annual performance objectives determined by the executive officer and the Compensation Committee under the Management Incentive Plan.  No annual cash incentive awards were awarded to NEOs in 2008.

(iii)
Discretionary Bonus and Service Awards.  From time to time the Compensation Committee may recommend to the Board that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year.  These bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus.  No discretionary bonuses were awarded to NEOs in 2008. The Bank gives service awards to each employee and director for every five years of service with the Bank to promote longevity of service for both directors and employees. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the number of years of service to the Bank.

(iv)
Long-Term Equity Incentive Awards.  The Company maintains the 1999 Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units.   The purpose of the

Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  No rights under the Omnibus Plan were granted to any NEO in 2008.  The Compensation Committee is reviewing the use of long-term equity incentives, with the intent to associate the vesting of awards to the achievement of selected financial performance goals.

                                Under the terms of the Omnibus Plan, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

(v)
Retirement Benefits.  The Company maintains supplemental executive retirement agreements (SERPs) for the benefit of Messrs. Wolfe, Lampron, Sellers, Cable and Beaman.  The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  The Committee worked with Matthews Young in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  The Committee approved supplemental retirement benefits targeting 40% of the final average pay for all NEOs.  The Committee selected a target of 40% to match such benefits offered to other employees fully participating in qualified retirement plans offered by the Company.  For more information on the SERPs, see page 27 of this Proxy Statement.

(vi)
Severance Benefits.  The Company has employment agreements with our NEOs which provide, among other things, for severance benefits upon certain types of employment terminations.  We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.  Additional information regarding the employment agreements, including a description of key terms and a quantification of benefits that would have been received by our NEOs had they incurred a termination of employment on December 31, 2008, may be found on page 21 of this Proxy Statement.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements.

In October 2008, President George Bush signed into law the Emergency Economic Stabilization Act (“EESA”) which gave the United States Treasury (“UST”) the authority to develop programs that would stabilize the U.S. financial institutions.  Pursuant to this authority, UST developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”).  The Company entered into a Securities Purchase Agreement on December 23, 2008 with UST under the CPP which provides that during the period that UST holds equity or debt securities of the Company, the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers will be subject to the following:

•	A “clawback” of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;
•	A limitation on the value of the payments and benefits to which the executive would otherwise be entitled upon an involuntary termination of employment of 2.99 times the executive's average annual taxable compensation for the five years prior to the involuntary termination; and
•
A waiver of incentive compensation pursuant to arrangements that are determined by the Compensation Committee to encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company.

With respect to the application of the CPP provisions described above, the NEOs for a year are the “named executive officers” who are identified in our annual proxy statement for that year (reporting the executive’s compensation for the immediately preceding year).

Additionally, due to our participation in the CPP, the amount that we are able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and we are unable to deduct compensation under the performance-based compensation exception of Section 162(m).  Accordingly, the maximum deduction that we can take for compensation attributable to the services of our NEOs during the period UST holds equity or debt securities of the Company is $500,000 per NEO.

            Participation in the CPP also required that the Compensation Committee, in conjunction with the Company’s senior risk officer, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve excessive risk taking in the Emergency Economic Stabilization Act of 2008. As such, the Compensation Committee and the Company’s senior risk officer have met to discuss and review the relationship between our risk management policies and practices and our NEO incentive compensation arrangements.  This meeting included a discussion of the design of our NEO incentive compensation arrangement and a presentation by the senior risk officer detailing the material sources of risk in our business lines and an explanation of our risk management policies.  Within this framework, a variety of topics were discussed including:

•
The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and
•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing NEO incentive compensation arrangements does not create an incentive for NEOs to engage in unnecessary and excessive risk taking.  The committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Effect of the American Recovery and Reinvestment Act of 2009

The Compensation Committee’s analysis discussed above was prepared based upon the various rules, regulations and laws applicable to the Company and the Bank prior to February 17, 2009, the date the American Recovery and Reinvestment Act of 2009 was enacted.  This Act contains expansive new restrictions on executive compensation for financial institutions participating in the CPP, including the Company and directs the UST to adopt rules implementing such restrictions.  These new legislative and regulatory restrictions may impact the executive compensation decisions made by the Compensation Committee going forward until we are no longer subject to such restrictions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the NEOs serves as a member of the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

COMPENSATION COMMITTEE CERTIFICATION

The Compensation Committee certifies that it has reviewed with the Company’s and the Bank’s senior risk officer the incentive compensation arrangements of the NEOs and has made reasonable efforts to ensure that such incentive compensation arrangements or plans do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank.
Robert C. Abernethy	John W. Lineberger, Jr.
Larry E. Robinson	James S. Abernethy
William G. Terry	Dan Ray Timmerman, Sr.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards.

Copies of the Code of Business Conduct and Ethics are available on the Company’s website at www.peoplesbanknc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for CEO and Senior Financial Officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board, or any individual director, can be directed to Tony Wolfe, our President and Chief Executive Officer or Joe Lampron, our Chief Financial Officer, at our principal executive offices 518 West C Street, Newton, North Carolina 28658.  You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All Board members attended our 2008 Annual Meeting of Shareholders held on May 1, 2008.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than fifty days nor more than ninety days prior to the meeting at which such nominations will be made; provided, however, that if less than sixty days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

       The Board may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has ten directors currently serving on its board of directors, who are the same people who are currently Directors of the Company.

EXECUTIVE COMPENSATION AND BENEFITS

Director Compensation

Directors’ Fees.  Members of the Board of Directors receive no fees or compensation for their service.  However, all members of the Board of Directors are also directors of the Bank and are compensated for that service. Directors receive a fee of $750 for each Bank board of directors meeting attended.  An additional fee of $500 is paid to committee members for each committee meeting attended.  In addition to these meeting fees, each director also received an annual retainer of $9,000. The Chairman of the Bank’s board of directors receives as additional $250 per meeting attended and the chairpersons of each committee receive an additional $150 per meeting attended.  Directors who are members of the board of directors of Real Estate Advisory Services, Inc., and Peoples Investment Services, Inc., subsidiaries of the Bank, received $500 per board meeting.  Beginning in 2009, directors will receive $375 for special meetings via conference call rather than the normal committee or Board meeting fee.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards.  Under this Program, directors, officers and employees are awarded a combination of common stock of the Company and cash, with the amount of the award based upon the length of service to the Bank.  Any common stock awarded under the Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors’ Stock Benefits Plan.  Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”).  Each director has been awarded 9,737 book value shares (adjusted to reflect 10% stock dividends on April 24, 2000, March 16, 2005, and June 16, 2006 and a three-for-two stock split on June 15, 2008, as appropriate) under the Omnibus Plan.  Directors J. Abernethy, R. Abernethy, Robinson, Timmerman and Zachary were awarded book value shares on September 28, 1999.  The book value of the common stock on September 28, 1999, was $6.31 (as adjusted).  These book value shares are now fully vested.  Director Matthews was awarded book value shares upon his election to the Board of Directors on May 3, 2001.  The book value of the common stock on May 3, 2001, was $7.69 (as adjusted).  Mr. Matthews’ book value shares are now fully vested.  Directors Howard, Lineberger, Price and Terry were awarded book value shares on May 6, 2004.  The book value of the common stock on May 6, 2004, was $8.64 (as adjusted).  Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2005, and the final 20% vesting on May 6, 2009.

Directors’ Deferred Compensation Plan.  In January 2002, the Bank established a non-qualified deferred compensation plan for all of its directors.  The Bank’s directors are also directors of the Company.  Under this plan, each director may defer all or a portion of his fees to the plan each year.  The director may elect to invest the deferred compensation in a restricted list of eleven investment funds.  The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank.  Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.  Plan assets are invested as directed by each director.  There are no “above-market” returns provided for in this Plan.

Benefits under the plan are payable in the event of the director’s death, resignation, removal, failure to be re-elected, retirement or in cases of hardship.  Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors’ Supplemental Retirement Plan. In January 2002, the Bank implemented a non-qualified supplemental retirement benefits plan for all its directors. The plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors. The Bank is the sole owner of all of the insurance contracts.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2008 fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2]	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James S. Abernethy	25,150	10,271	0	0	1,720	0	37,141
Robert C. Abernethy	34,450	10,271	0	0	2,834	0	47,555
Douglas S. Howard	27,100	18,671	0	0	1,486	0	47,257
John W. Lineberger, Jr.	23,500	18,671	0	0	4,303	0	46,474
Gary E. Matthews	25,250	10,271	0	0	1,527	0	37,048
Billy L. Price, Jr., M.D.	24,750	18,671	0	0	2,074	0	45,495
Larry E. Robinson3	24,750	11,546	0	0	5,755	0	42,051
William Gregory Terry	24,250	18,671	0	0	535	0	43,456
Dan Ray Timmerman, Sr.	30,300	10,271	0	0	5,044	0	45,615
Benjamin I. Zachary	24,750	10,271	0	0	1,555	0	36,576

1  Stock awards represent the expense accrued by the Bank for each director under the Omnibus Stock Ownership and Long Term Incentive Plan as described on page 16, “Directors’ Stock Benefits Plan.”

2  Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors’ Supplemental Retirement Plan as described above on page 17, “Directors’ Supplemental Retirement Plan.”

3 Mr. Robinson completed 15 years of service with the Bank in 2008. He received a service award of 88 shares of the Company’s common stock and cash for a total value of $1,275 on the grant date.

Executive Officers

The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank, or both.

Name	Age on December 31, 2008	Positions and Occupations During Last Five Years	Employed by the Company or the Bank Since
Tony W. Wolfe	62	President and Chief Executive Officer of the Company and the Bank	1990
Joseph F. Beaman, Jr.	59	Executive Vice President and Corporate Secretary of the Company; Executive Vice President, Chief Administrative Officer and Secretary of the Bank	1977
William D. Cable, Sr.	40	Executive Vice President and Assistant Corporate Treasurer of the Company; Executive Vice President and Chief Operating Officer of the Bank.	1995
Lance A. Sellers	46	Executive Vice President and Assistant Corporate Secretary of the Company; Executive Vice President and Chief Credit Officer of the Bank.	1998
A. Joseph Lampron	54	Executive Vice President, Chief Financial Officer and Corporate Treasurer of the Company; Executive Vice President and Chief Financial Officer of the Bank.	2001

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal years ended December 31, 2008, 2007 and 2006, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Bank’s Chief Executive Officer and the Bank’s executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
Name and Principal				Stock		Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation(1)		Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)

Tony W. Wolfe	2008	$290,000	$0	$0		$0	$0	$141,785	$38,574	(2)	$470,359
President and Chief	2007	$243,269	$0	$0		$0	$111,526	$123,811	$23,374		$501,980
Executive Officer	2006	$227,255	$0	$0		$0	$97,043	$108,610	$21,072		$453,980

A. Joseph Lampron, Jr.	2008	$152,934	$0	$0		$0	$0	$15,349	$12,328	(3)	$180,606
Executive Vice President,	2007	$136,253	$0	$0		$0	$49,271	$13,454	$11,343		$210,321
Chief Financial Officer	2006	$128,069	$0	$325	(7)	$0	$52,908	$11,684	$12,007		$204,993

Joseph F. Beaman, Jr.	2008	$125,373	$0	$0		$0	$0	$19,453	$12,617	(4)	$162,443
Executive Vice President,	2007	$119,269	$0	$5,000	(8)	$0	$43,257	$17,037	$12,024		$196,587
Chief Administrative Officer	2006	$114,899	$0	$0		$0	$50,792	$14,789	$12,520		$193,000
and Corporate Secretary

Lance A. Sellers	2008	$194,371	$0	$650	(9)	$0	$0	$12,033	$20,208	(5)	$227,262
Executive Vice President,	2007	$173,198	$0	$0		$0	$66,762	$10,555	$14,693		$265,208
Chief Credit Officer	2006	$163,836	$0	$0		$0	$61,432	$9,208	$13,542		$248,018

William D. Cable, Sr.	2008	$156,835	$0	$0		$0	$0	$3,767	$13,590	(6)	$174,192
Executive Vice President,	2007	$139,751	$0	$0		$0	$52,008	$3,303	$11,701		$206,763
Chief Operating Officer	2006	$132,231	$0	$0		$0	$52,908	$2,878	$10,609		$198,626

[1] Perquisites for the fiscal year did not exceed $25,000 for any of the NEOs.

[2] For Mr. Wolfe, includes for 2008: $11,074 under the 401(k) plan, $4,213 premium paid for group term life insurance in excess of $50,000 and $1,860 paid for the Split Dollar Death Benefit; for 2007: $11,212 under the 401(k) plan, $3,469 premium paid for group term life insurance in excess of $50,000 and $1,812 paid for the Split Dollar Death Benefit; and for 2006: $10,764 under the 401(k) plan, $3,247 premium paid for group term life insurance in excess of $50,000 and $1,719 paid for the Split Dollar Death Benefit.

[3] For Mr. Lampron, includes for 2008: $7,909 under the 401(k) plan, $707 premium for the group term life insurance in excess of $50,000 and $342 paid for the Split Dollar Death Benefit; for 2007: $7,347 under the 401(k) plan, $618 premium for the group term life insurance in excess of $50,000 and $329 paid for the Split Dollar Death Benefit; and for 2006: $7,738 under the 401(k) plan, $574 premium for the group term life insurance in excess of $50,000 and $311 paid for the Split Dollar Death Benefit.

[4] For Mr. Beaman, includes for 2008: $6,498 under the 401(k) plan, $1,042 premium for the group term life insurance in excess of $50,000 and $347 paid for the Split Dollar Death Benefit; for 2007: $6,084 under the 401(k) plan, $980 premium for the group term life insurance in excess of $50,000 and $339 paid for the Split Dollar Death Benefit; and for 2006: $7,236 under the 401(k) plan, $939 premium for the group term life insurance in excess of $50,000 and $325 paid for the Split Dollar Death Benefit.

[5] For Mr. Sellers, includes for 2008: $10,052 under the 401(k) plan, $612 premium for the group term life insurance in excess of $50,000 and $326 paid for the Split Dollar Death Benefit; for 2007:  $8,643 under the 401(k) plan, $536 premium for the group term life insurance in excess of $50,000 and $308 paid for the Split Dollar Death Benefit; and for 2006: $8,216 under the 401(k) plan, $336 premium for the group term life insurance in excess of $50,000 and $151 paid for the Split Dollar Death Benefit.

[6] For Mr. Cable, includes for 2008: $8,111 under the 401(k) plan, $317 premium paid for group term life insurance in excess of $50,000 and $112 paid for the Split Dollar Death Benefit; for 2007: $7,327 under the 401(k) plan, $251 premium paid for group term life insurance in excess of $50,000 and $104 paid for the Split Dollar Death Benefit; and for 2006: $6,627 under the 401(k) plan and a $233 premium paid for group term life insurance in excess of $50,000 and $76 paid for the Split Dollar Death Benefit.

[7] Mr. Lampron completed five years of service with the Bank in 2007. He received a service award of eight shares of the Company’s common stock and cash for a total value on the grant date of $325.

[8] Mr. Beaman completed 30 years of service with the Bank in 2007. He received a service award of 241 shares of the Company’s common stock and cash for a total value on the grant date of $5,000.

9 Mr. Sellers completed 10 years of service with the Bank in 2008. He received a service award of 44 shares of the Company’s common stock and cash for a total value on the grant date of $650.

Employment Agreements

The Bank has entered into employment agreements with Tony W. Wolfe, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; Lance A. Sellers, Executive Vice President, Chief Credit Officer and Assistant Corporate Secretary; A. Joseph Lampron, Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Sr., Executive Vice President, Chief Operating Officer and Assistant Corporate Treasurer, in order to establish their duties and compensation and to provide for their continued employment with the Bank.  The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term shall always be no less than two and no more than three years.  The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually.  In addition, the employment agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employee’s office.  Mr. Wolfe’s agreement provides for a company automobile.  The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

In the event of a change in control, the term of the employment agreements shall be automatically extended for three years from the date of the change of control.  For purposes of the employment agreement, a change in control generally will occur if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank’s securities, acquires beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

In addition, the employee may voluntarily terminate his employment at any time following a change in control and continue to receive his base salary for the remainder of the term of the employment agreement, if, after the change in control, (i) the employee is assigned duties and/or responsibilities that are inconsistent with his position prior to the change in control or that are inconsistent with his reporting responsibilities at that time, (ii) the employee’s compensation or benefits are reduced, or (iii) the employee is transferred, without his consent, to a location which is an unreasonable distance from his current principal work location.

If there had been a change in control of the Company, or Mr. Wolfe had terminated his employment after a change in control, that was effective as of December 31, 2008, Mr. Wolfe would have been entitled to receive $1,100,770 under the terms of his employment agreement.

If there had been a change of control, or any voluntary termination of employment following a change in control under the terms of their respective employment agreements, Mr. Lampron would have been entitled to receive $565,310; Mr. Beaman, $467,993; Mr. Sellers $725,071; and Mr. Cable, $582,086.

An additional thirteen (13) middle management officers had employment agreements during 2008.  The term of these agreements is until December 1, 2009, renewed annually and the agreements contain provisions similar to those discussed above.

Equity Compensation Plan Information

The following table presents the number of shares of Company common stock to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average price of the outstanding options, warrants and rights and the number of options, warrants and rights remaining that may be issued under the Company’s Omnibus Plan described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	191,695[1,2]	$8.27[3]	630,478[4]
Equity compensation plans not approved by security holders	0	$0	0
Total	191,695[1,2]	$8.27[3]	630,478[4]

[1]
Includes 191,695 stock options issued under the 1999 Omnibus Plan, which are fully vested as of December 31, 2008.  Of the outstanding stock options, options to purchase a total of 15,483 shares of the common stock were granted on September 28, 1999; 19,391 options were granted on September 25, 2000; 63,544 options were granted on October 30, 2001; 7,510 options were granted on December 18, 2001; 72,966 options were granted on December 17,2002; 3,630 options were granted on May 6, 2004; and 2,421 options were granted on December 16, 2004.

[2]
Includes 3,000 shares of restricted stock granted on September 20, 2007, 1,750 shares granted on March 20, 2008 and 2,000 granted on November 30, 2008 under the 1999 Omnibus Plan.  These restricted stock grants cliff vest three years after issuance.

[3]
The exercise prices for the grants of stock options under the 1999 Omnibus Plan on September 28, 1999; September 25, 2000; October 30, 2001; December 18, 2001; December 17, 2002; May 6, 2004 and December 16, 2004 are: $9.02 (as adjusted due to a 10% stock dividend granted on April 24, 2000); $6.99; $8.78; $8.10; $7.77; $10.31; and $10.57, respectively.  All prices and shares have been adjusted for the 10% stock dividends paid March 16, 2005 and June 16, 2006 and the three-for-two stock split paid June 15, 2007.  The exercise price for the grants of restricted stock is $9.18, the closing price for the Company's stock on December 31, 2008.

[4]
The number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) reflects 390,000 additional shares approved May 3, 2008, which have been restated to 585,000 additional shares to reflect the three-for-two stock split paid June 15, 2007.

Omnibus Stock Ownership and Long Term Incentive Plan

The Board of Directors implemented the Omnibus Plan which was approved by the Company’s shareholders on May 13, 1999.  Last year, shareholders approved Amendment No. 1 to the Company’s Omnibus Stock Option and Long Term Incentive Plan (the “1999 Omnibus Plan”), which provided for 585,000, adjusted for the three-for-two stock split on June 15, 2007 shares of the Company’s common stock to be added to the 1999 Omnibus Plan.  These shares underlie Rights which may be granted under the Omnibus Plan.  On March 20, 2008, the Board of Directors amended the 1999 Omnibus Plan to bring it into compliance with 409A of the Internal Revenue Code of 1986, as amended.  Under the terms of the 1999 Omnibus Plan, these amendments did not require shareholder approval.  The 1999 Omnibus Plan will expire prior to the 2009 Annual Meeting.   The 1999 Omnibus Plan has very similar provisions as the 2009 Omnibus Plan described under Proposal 2.

Incentive Compensation Plans

The Bank also has a Management Incentive Plan for officers and an Employee Incentive Plan for employees of the Bank.  Eligibility under the Employee Incentive Plan is granted to all employees upon ninety (90) days of service with the Bank.  Participants in the Employee Incentive Plan are entitled to receive quarterly cash incentives based upon a graduated schedule indexed to attainment of corporate budget.  Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank’s Board of Directors. Each individual’s incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives.  Incentives under the Management Incentive Plan are paid annually.

Grants of Plan-Based Awards.  The following table gives information related to grants of plan-based awards made by the Company to the NEOs during the 2008 fiscal year:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Tony W. Wolfe	01/01/08	$106,026	$125,905	$132,532
A. Joseph Lampron	01/01/08	$44,239	$52,533	$55,298
Joseph F. Beaman, Jr.	01/01/08	$37,586	$44,633	$46,982
Lance A. Sellers	01/01/08	$56,789	$67,436	$70,986
William D. Cable, Sr.	01/01/08	$44,239	$52,533	$55,298

Outstanding Equity Awards at Fiscal Year End.  The table below gives information related to equity awards held by the Company’s NEOs at the end of fiscal year 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Tony W. Wolfe	12,989			$9.02	09/28/2009
	17,048			$8.78	10/30/2011
	9,075			$7.77	12/17/2012
A. Joseph Lampron	7,510			$8.10	12/18/2011
	10,890			$7.77	12/17/2012
Joseph F. Beaman, Jr.	10,463			$6.99	10/25/2010
	9,041			$8.78	10/30/2011
	7,260			$7.77	12/17/2012
Lance A. Sellers	8,750			$8.78	10/30/2011
	12,705			$7.77	12/17/2012
William D. Cable, Sr.	3,167			$6.99	10/25/2010
	6,387			$8.78	10/30/2011
	10,890			$7.77	12/17/2012
1Securities underlying options have been adjusted for the three-for-two stock split on June 15, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Tony W. Wolfe	0	$0
A. Joseph Lampron	0	$0
Joseph F. Beaman, Jr.	0	$0
Lance A. Sellers1	2,379	$32,449	44	$650
William D. Cable, Sr.	1,289	$17,430

[1]	Mr. Sellers completed 10 years of service with the Bank in 2008. He received a service award of 44 shares of the Company’s common stock and cash for a total value on the grant date of $650.

Deferred Compensation Plan

In January 2002, the Bank established a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank’s board of directors may elect to contribute a percentage of their compensation to the plan.  The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.

Benefits under the plan are payable in the event of the participant’s retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)	(b)	(c)	(d)	(e)	(f)
Tony W. Wolfe	$17,963	$0
A. Joseph Lampron	$4,746	$0
Joseph F. Beaman, Jr.	$1,300	$0
Lance A. Sellers	$0	$0
William D. Cable, Sr.	$12,978	$0

Supplemental Retirement Plan

In January 2002, the Bank implemented a non-qualified supplemental retirement benefits plan (“SERP”) for certain officers.  The plan is designed to provide a retirement benefit to the officers while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of certain officers. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay benefits to participating officers for a period between ten years and the life of the officer. The Bank is the sole owner of all of the insurance contracts.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Tony W. Wolfe	SERP	5	$686,020	0
A. Joseph Lampron	SERP	5	$81,598	0
Joseph F. Beaman, Jr.	SERP	5	$95,973	0
Lance A. Sellers	SERP	5	$71,184	0
William D. Cable, Sr.	SERP	5	$24,455	0

Discretionary Bonuses and Service Awards

In the past, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Bank’s board of directors.  The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future. The Bank also gives service awards to each employee for every five years of service with the Bank. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the years of service to the Bank.

Profit Sharing Plan and 401(k) Plan

The Bank has a Profit Sharing Plan and 401(k) Plan for all eligible employees.  The Bank made no contribution to the Profit Sharing Plan for the year ended December 31, 2008.  No investments in Bank stock have been made by the plan.

Under the Bank’s 401(k) Plan, the Bank matches employee contributions to a maximum of five percent of annual compensation.  The Bank’s 2008 contribution to the 401(k) Plan pursuant to this formula was approximately $483,000.  All contributions to the 401(k) Plan are tax deferred.

The Profit Sharing Plan and 401(k) Plan permit participants to choose from ten investment funds which are selected by a committee comprised of senior management.  Both the 401(k) Plan and Profit Sharing Plan were amended in 2000 to permit participation in the plans beginning in the second month of employment. Both plans provide for vesting of 20% of the benefit after two years employment and 20% each year thereafter until participants are 100% vested after six years employment.

Indebtedness of and Transactions with Management and Directors

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on NASDAQ. The Company uses the definition of independence contained in NASDAQ’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board is in compliance with NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2008.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2008 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) were transactions which in the opinion of management of the Bank did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank leases two of its facilities from Shortgrass Associates, L.L.C. ("Shortgrass").  Director John W. Lineberger, Jr., owns 25% of the membership interests in Shortgrass.  Pursuant to the terms of the leases for the two facilities leased by the Bank, during 2008 the Bank paid a total of $193,152 to Shortgrass in lease payments for these facilities.  Each of the facilities is subject to a 20-year lease between the Bank and Shortgrass. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. Christine S. Abernethy, a greater than ten percent shareholder of the Company, has two sons, Robert C. Abernethy and James S. Abernethy, who serve on the Board of Directors. All of the non-related directors have determined that the family relationships among Christine S. Abernethy, James S. Abernethy and Robert C. Abernethy do not affect the brothers’ independence as directors.

PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its common stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2008.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2009 OMNIBUS STOCK OPTION
AND LONG TERM INCENTIVE PLAN

The 1999 Omnibus Plan was approved by shareholders in May of 1999.  The 1999 Omnibus Plan will expire under its own terms on March 30, 2009.  The Board of Directors has determined that it is in the best interests of the Company and its shareholders to propose shareholder approval of the 2009 Omnibus Plan.

General. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  A copy of the 2009 Omnibus Plan is attached hereto as Appendix B.

The 2009 Omnibus Plan will be administered by the Governance Committee of the Board of Directors (the “Committee”).  Subject to the terms of the 2009 Omnibus Plan, the Committee and the Board of Directors have authority to construe and interpret, for eligible employees and eligible directors, respectively, the 2009 Omnibus Plan, to determine the terms and provisions of Rights (as defined below) to be granted under the 2009 Omnibus Plan, to define the terms used in the 2009 Omnibus Plan and in the Rights granted thereunder, to prescribe, amend and rescind rules and regulations relating to the 2009 Omnibus Plan, to determine the individuals to whom and the times at which Rights shall be granted and the number of shares to be subject to, or to underlie, each Right awarded, and to make all other determinations necessary or advisable for the administration of the 2009 Omnibus Plan.

Rights Which May Be Granted.  Under the 2009 Omnibus Plan, the Committee may grant or award eligible participants Options, rights to receive restricted shares of common stock, long term incentive units (each equivalent to one share of common stock), SARs, and/or Book Value Shares.  These grants and awards are referred to herein as the “Rights.”  All Rights must be granted or awarded by February 19, 2019, the tenth anniversary of the date the Board of Directors adopted the 2009 Omnibus Plan.  The Board of Directors has provided for 360,000 shares of the Company’s common stock be included in the 2009 Omnibus Plan to underlie Rights which may be granted thereunder.

Options.  Options granted under the 2009 Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  The exercise price of an Option may not be less than 100% of the last-transaction price for the common stock quoted by the Nasdaq Market on the date of grant.

The Committee shall determine the expiration date of each Option granted, up to a maximum of ten years from the date of grant.  In the Committee's discretion, it may specify the period or periods of time within which each Option will first become exercisable, which period or periods may be accelerated or shortened by the Committee.

Each Option granted will terminate upon the expiration date established by the Committee or upon the earlier of (i) twelve months after the holder ceases to be an eligible employee or director by reason of death or disability, and (ii) immediately as of the date the holder is no longer an eligible employee or director for any reason other than death or disability.  In the event of a change in control (as that term is defined in the 2009 Omnibus Plan), any unvested options granted under the 2009 Omnibus Plan will immediately and automatically vest.

Restricted Stock and Restricted Stock Units.  The Committee may award Rights to acquire shares of common stock or restricted stock units, subject to certain transfer restrictions (“Restricted Stock” or "Restricted Stock Unit") to eligible participants under the 2009 Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee shall determine the expiration date for each Restricted Stock or Restricted Stock Unit award, up to a maximum of ten years from the date of grant.  In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock or Restricted Stock Unit award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the 2009 Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock or Restricted Stock Units in the Company’s common stock, cash or a combination of stock and cash.

Awards of Restricted Stock shall terminate in the same manner as described above in connection with the termination of Options.

Performance Units.  Under the 2009 Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive units, each equivalent in value to one share of common stock (“Units”).  Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period.  The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance.  All performance categories other than financial performance may not be applied in the aggregate as a factor of more than one against financial performance.

As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of common stock and cash.  Units awarded, but which the recipients are not entitled to receive, will be cancelled.

In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability; and the remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability.  In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

In the event of a change in control (as that term is defined in the 2009 Omnibus Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

An amount equal to the dividend payable on one share of common stock (a "dividend equivalent credit") will be determined and credited on the payment date to each Unit recipient’s account for each Unit awarded and not yet distributed or cancelled.  Such amount will be converted within the account to an additional number of Units equal to the number of shares of common stock which could be purchased at the last-transaction price of the common stock on the Nasdaq Market on the dividend payment date.

No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i)  the regular quarterly dividend on the common stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of common stock; (ii)  the rate of dividends on the common stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii)  estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the 2009 Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of common stock; or (iv)  the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels.  Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

Stock Appreciation Rights.  The 2009 Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the Nasdaq Market (the “Base Price”) on the date of the award.  The Committee may adjust the Base Price of a SAR based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.

Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Book Value Shares.  The 2009 Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of common stock on the date of award (“Book Value Shares”).  The Committee shall specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee.  Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the common stock at the time the Book Value Share is awarded and the book value of the common stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company’s investment securities portfolio in accordance with FASB 115.

The expiration date of each Book Value Share awarded shall be established by the Committee, up to a maximum of ten years from the date of award.  However, awards of Book Value Shares shall earlier terminate in the same manner as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; (iii) and rights and matters determined on a per share basis under the 2009 Omnibus Plan.  Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors.  As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index.  Except with regard to Units and Book Value Shares awarded under the 2009 Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of common stock, or securities convertible into common stock, by the Company for cash or the issuance of shares of common stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

Any shares of common stock allocated to Rights granted under the 2009 Omnibus Plan, which Rights are subsequently cancelled or forfeited, will be available for further allocation upon such cancellation or forfeiture.

Federal Income Tax Consequences

Options.  Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different.  Options granted to employees under the 2009 Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option.  However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee.  Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes.  Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property.  If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

Options granted to directors under the 2009 Omnibus Plan would be “NSOs.”  In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the “Payment Stock”), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee’s exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

The above and other descriptions of federal income tax consequences are necessarily general in nature and do not purport to be complete.  Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.  Such descriptions may not be used to avoid any federal tax penalty.  Such descriptions are written to support this proxy statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws

Restricted Stock and Restricted Stock Units.  Pursuant to Section 83 of the Code, recipients of Restricted Stock and Restricted Stock Unit awards under the 2009 Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

Units.  The Company expects that participants generally will not be taxed on the award of Units.  Instead, any cash and the then fair market value of any common stock received by the participants upon the distribution of a Unit generally will be taxable to the participants as compensation income upon such distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

SARs.   Pursuant to Section 83 of the code, recipients of SARs under the 2009 Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the common stock at the time of award of the SAR and the fair market value of the common stock at the time that the SAR is exercised.  The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

Book Value Shares. The Company expects that participants generally will not be taxed on the award of Book Value Shares.  Instead, any cash received by the participants upon redemption of the Book Value Shares generally will be taxable to the participant as compensation income upon distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2009 OMNIBUS PLAN.

PROPOSAL 3

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2008 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail on pages 11 to 14 of this Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives.  Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2009 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Porter Keadle Moore, LLP, of Atlanta, Georgia (“PKM”), has been selected by the Audit Committee as the Company’s and the Bank’s independent auditor for the year ending December 31, 2009.  Such selection is being submitted to the Company’s shareholders for ratification.  Representatives of PKM are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by PKM for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2008 and 2007; (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q during those fiscal years; and (iii) review of the Company’s internal controls over financial reporting in 2008 and 2007 were approximately $166,000 and $202,000, respectively.

Audit Related Fees

The aggregate fees billed by PKM in 2008 and 2007 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $18,000 and $19,000, respectively.  These fees were primarily related to the audit of the Company’s profit sharing and 401(k) plan and the testing of management’s assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by PKM for tax compliance, tax advice, and tax planning were approximately $27,000 and $25,000 in 2008 and 2007, respectively.  These fees were primarily related to the preparation of the Company’s income tax returns, assistance with quarterly income tax estimates and preparation of Forms 5500 for various benefit plans.

All Other Fees

In addition to the fees outlined above, PKM billed fees in the amount of $5,000 in 2008 and $0 in 2007.  These fees primarily related to input on and review of documents associated with the TARP application.

The fees billed by PKM are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter.  The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2008, 98% of the total fees paid for audit, audit related and tax services were pre-approved.  For 2007, 100% of the fees for audit, audit related, and tax were pre-approved.  The Audit Committee has determined that the rendering of non-audit professional services by PKM, as identified above, is compatible with maintaining PKM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKM AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2010 Annual Meeting of Shareholders of the Company will be held on May 6, 2010.   In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 4, 2009 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2010 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 17, 2010, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder’s proposal by February 17, 2010, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2010 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof.  If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2008, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:    A. JOSEPH LAMPRON.

By Order of the Board of Directors,

/s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
March __, 2009

☒ PLEASE MARK VOTES                                                                                   REVOCABLE PROXY
         AS IN THIS EXAMPLE                                                              PEOPLES BANCORP OF NORTH CAROLINA, INC.

Annual Meeting of Shareholders
May 7, 2009   11:00 a.m.
(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2009 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 7, 2009 at 11:00 A.M., Eastern Time, and at any adjournments or postponements thereof.

                                                                                                           For           With-            For All
                                                                                                                                                                 hold               Except
1.   The approval of the election of the following named directors:                                                 ☐            ☐              ☐

    Robert C. Abernethy, James S. Abernethy, Larry E. Robinson and William Gregory Terry, to serve as directors until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

___________________________________________________________________________________________________________

                                                                                                                                                                     For        Against         Abstain
2.   To approve the 2009 Peoples Bancorp of North Carolina, Inc.                                                    ☐            ☐             ☐
Omnibus Stock Ownership and Long-Term Incentive Plan.

3.   Approve the compensation of the Company’s executive officers                                               ☐            ☐             ☐
(advisory vote).

4.   The ratification and approval of the appointment of Porter                                                          ☐            ☐             ☐
Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

The proxy committee of the Company is authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

The shares represented by this proxy will be voted in the manner directed.   In the absence of any direction, the shares will be voted (i) FOR each nominee listed above; (ii) FOR the 2009 Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan; (iii) FOR approval of the compensation of the Company’s executive officers, and (iv) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting.  If instructions are given with respect to one but not all proposals, such instructions as are given will be followed and the proxy will be voted as indicated above on the proposal(s) for which no instructions are given.
 Signature(s) should conform to names as registered.   For jointly owned shares, each owner should sign.   When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

Please be sure to date and sign this proxy card in the box below.	Date

                          Sign above

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Detach above card, sign, date and mail in the postage paid envelope provided.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The above signed hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated March 27, 2009, relating to the Meeting and hereby revokes any proxy or proxies heretofore given.
Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting.   Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR the 2009 Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan; (iii) FOR approval of the compensation of the Company’s executive officers, and (iv) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
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